Exhibit 99.1

Charles Pope to Join the Board of UTEK Corporation

Audit and Finance Experience Bolsters Board

Tampa, FL — (Business Wire) – February 2, 2010 — UTEK Corporation (NYSE Amex: UTK), a leading IP licensing and innovation services company is pleased to announce that Mr. Charles L. Pope will join the Board of UTEK Corporation. The UTEK Board approved the appointment, effective February 3, 2010.

Mr. Pope, a 30 year veteran in executive management, finance and accounting, adds significant strength to the UTEK Board. During his 20 years at PricewaterhouseCoopers LLP, Mr. Pope served as a Partner in the Audit and Financial Advisory Consulting Divisions, and was a Partner in the Accounting and SEC Directorate. Currently, Mr. Pope serves as the CFO and COO of the Palm Bank in Tampa, Florida. Previously, Mr. Pope held CFO positions for public companies including, Aerosonic Corporation, Reptron Manufacturing and SRI/Surgical. He also served as CFO for UTEK Corporation from 2001-2002. He holds a B.S. in Economics and Accounting from Auburn University, and is a Certified Public Accountant in Florida.

“I’m excited about the new management and the strategic direction of the company. I look forward to helping UTEK execute on that direction as a Board Member,” says Charles Pope. “I’ve been a supporter of UTEK for a long time and I’m happy to be in a position again to contribute.”

“We welcome Charles Pope to the UTEK Board. With his deep experience in audit and financial management, Charles brings additional Board strength to this critical area of our business,” says Doug Schaedler, Chief Executive Officer of UTEK Corporation.

About UTEK Corporation

UTEK® is a leading global IP licensing and innovation services company. UTEK’s services enable its clients to enhance their innovation capabilities, rapidly source externally developed technologies, create value from their intellectual property and gain foresight into marketplace and technology developments that could affect their business. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on UTEK’s website www.utekcorp.com

Contacts:

UTEK Corporation

Lesley Cohen

lcohen@hrosepr.com

202-294-6770